UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 3

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OMB Number: 3235-01047
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INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding Company Act
of 1935 or Section 30(f)of the Investment Company Act of 1940

1. Name and Address of Reporting Person*        2. Date of Event Requiring             4.  Issuer Name and Ticker or Trading Symbol
                                                   Statement                               BioTime, Inc. (BTX)
                                                  (Month/Day/Year)
Gordon        Katherine                             6/7/01
(Last)        (First)     (Middle)
                                                3.  IRS or Social Security             5. Relationship of Reporting Person(s)
                                                    Number of Reporting                   to Issuer (Check all applicable)
                                                    Person (Voluntary)                    __X__ Director     _____ 10% Owner
                                                                                          _____ Officer(give _____ Other
5 Parker Road                                                                             title below)   specify below)
(Street)                                                                                    ----------------------------

                                                6.  If Amendment,                      7.  Individual or Joint/Group Filing
                                                    Date of Original                       (Check Applicable Line)
                                                      (Month/Year)                         _X_Form filed by One Reporting Person
Winchester    MA         01890                                                             __Form filed by More than One
(City)     (State)       (Zip)                                                               Reporting Person

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             Table 1 -- Non-Derivative Securities Beneficially Owned

1.  Title of Security          2. Amount of Securities           3. Ownership            4. Nature of Indirect Beneficial Ownership
    (Instr.4)                     Beneficially Owned                Form: Direct           (Instr.5)
                                  (Instr.4)                         (D) or Indirect
                                                                    (I) (Instr.5)
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  Common Shares,                        15,000*                            D
   no par value
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Reminder:  Report  Reminder:  Report  on a  separate  line  for  each  class  of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person,see Instruction 5(b)(v).

                                                                          (Over)
                                                                  SEC 1473(7-96)

FORM 3 (continued)

                           Table II - Derivative Securities Beneficially Owned
                      (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Date Exer-     3. Title and Amount    4. Conver-       5.Owner-         6. Nature of Indirect
       (Instr. 4)                   cisable and       of Securities          sion or         ship              Beneficial Ownership
                                    Expiration        Underlying             Exercise        Form of           (Instr.5)
                                    Date              Derivative             Price of        Derivative
                                    (Month/Day/Year)  Security               Derivative      Security;
                                                     (Instr.4)               Security        Direct
                                                                   Amount                    (D) or
                                                                   or                        Indirect
                                   Date      Expira-   Title       Number                    (I)
                                   Exer-     tion                  of                        (Instr.5)
                                   cisable   Date                  Shares
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Options to Purchase Common Shares  6/7/01    6/6/06    Common      15,000       $7.70            D
                                                       Shares
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Explanation of Responses:

*Includes 15,000 shares that may be purchased upon the exercise of stock options.

** Intentional  misstatements or omissions of facts constitute  Federal Criminal
Violations. See 18 U.S.C.  1001 and 15 U.S.C.  78ff(a).

Note: File three copies of this Form, one of which must be manually  signed.  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond  unless the form  displays a valid OMB
Number.

  /s/Katherine Gordon                                  7/23/01
--------------------------------                 ----------------------
**Signature of Reporting Person                          Date